WVT Announces Death of Director, Herbert Gareiss, Jr.

(Warwick, NY, May 14, 2008) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on May 12, 2008 Warwick Valley Telephone Company was informed of the death of director Herbert Gareiss, Jr., who passed away on May 11, 2008. Mr. Gareiss served as a director of the Company since 1998 and was a member of the pension and budget committees of the Company’s board of directors. Mr. Gareiss joined the Company in 1980 as Assistant Treasurer and Assistant Secretary and served in various positions becoming Vice President in 1990 and President and Chief Executive Officer in 2004, a position he held until retiring in 2007.

“It is with great sadness that we announce the passing of Herbert Gareiss, Jr. He was an outstanding director of the Company and was an inspiration to all of us. He will be missed not only as a business colleague, but also as a friend. We extend our deepest sympathies to the entire Gareiss family,” stated Mr. Wisner H. Buckbee, Chairman of the Board.

The Company does not intend to fill the position Mr. Gareiss held on the Board.

Contact:	Warwick Valley Telephone Company Duane W. Albro President & CEO (845) 986-2100